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Pricing Supplement dated August 1, 2002	                  	     Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and                		 File No. 333-84692
Prospectus Supplement dated April 4, 2002)

  			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Floating Rate
____________________________________________________________________________________

Principal Amount: $50,000,000		         Trade Date: August 1, 2002
Issue Price: See "Plan of Distribution"	      	 Original Issue Date: August 9, 2002
Initial Interest Rate:  See "Additional       	 Net Proceeds to Issuer: $49,955,650
           Terms of the Notes -- Interest"       Principal's Discount
Interest Payment Period: Monthly	           or Commission: 0.0887%
Stated Maturity Date: August 9, 2005
____________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		        (Fixed Rate Commencement
          (Fixed Interest Rate): 			 Date):
   [ ]  Other Floating Rate Note			(Fixed Interest Rate):
           (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
             [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
             [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
                      If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
    						   [X]  Telerate Page: 3750

   Initial Interest Reset Date: September 9, 2002   Spread (+/-): +0.06%
   Interest Rate Reset Period: Monthly		    Spread Multiplier:  N/A
   Interest Reset Dates: the 9th of each	    Maximum Interest Rate: N/A
     calendar month, commencing September 9, 2002
   Interest Payment Dates: the 9th of each	    Minimum Interest Rate:  N/A
     calendar month, commencing September 9, 2002   Index Maturity: 1 month
  						    Index Currency:  U.S. dollars

Day Count Convention:
      [ ]  30/360 for the period from       to
      [X]  Actual/360 for the period from August 9, 2002 to August 9, 2005
      [ ]  Other (see attached)

Redemption:
     [X]   The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
           Initial Redemption Percentage: N/A
           Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]   The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
 	   Optional Repayment Date(s):
           Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
           (If other than U.S. dollars, see attached)
     Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                                ___________________________
  					BNP Paribas


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			       ADDITIONAL TERMS OF THE NOTES

Interest

        The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on August 7, 2002 plus 0.06%.


Plan of Distribution

       Under the terms of and subject to the conditions of an Appointment Agreement dated October 4, 2001 and an Appointment Agreement Confirmation dated August 1, 2002 (collectively, the "Agreement"), between TMCC and BNP Paribas Securities Corp. ("BNPP"), BNPP, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.9113% of their principal amount. BNPP may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BNPP.

      Under the terms and conditions of the Agreement, BNPP is committed to take and pay for all of the Notes offered hereby if any are taken.